Filed Pursuant to Rule 424(b)(2)
Registration No. 333-228614
The Bank of Nova Scotia
$1,750,000 Contingent Barrier Digital Notes Linked to the Nasdaq-100 Index® Due November 3, 2021
General
◾
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia and any payments on the Notes are subject to the credit risk of The Bank of Nova Scotia

◾
If the Final Value of Nasdaq-100 Index® (the “Reference Asset”), which will be the arithmetic average of the Closing Values of the Reference Asset on each of the Averaging Dates, is equal to or greater than 80.00% of the Initial Value (the “Barrier Value”), the Notes offer the opportunity to earn a fixed return equal to 9.65% (the “Digital Return”).

◾	If the Final Value is less than the Barrier Value, you will suffer a loss on the Notes equal to the depreciation of the Reference Asset and you may lose up to 100% of the Principal Amount
◾	The Notes do not bear interest or pay any coupons prior to maturity
◾	The Notes will settle on October 21, 2020 and will have a term of approximately 54 weeks
◾	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
◾	CUSIP / ISIN: 064159XU5 / US064159XU51
◾	See “Summary” beginning on page P-3 for additional information and definitions of the terms used, but not defined above
All payments on the Notes will be made in cash and will only be paid at maturity. Any payment on your Notes is subject to the creditworthiness of The Bank of Nova Scotia.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-10 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus.
The initial estimated value of your Notes at the time the terms of your Notes were set on the Trade Date was $973.40 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-10 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$1,750,000.00
Underwriting commissions(2)	1.00%	$17,500.00
Proceeds to The Bank of Nova Scotia	99.00%	$1,732,500.00

(1)	The Original Issue Price for certain fiduciary accounts may have been as low as $990.00.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates have agreed to act as placement agents for the Notes (together, with SCUSA the “Agents”). The placement agents will receive a fee of 1.00% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product prospectus supplement, accompanying prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.
Pricing Supplement dated October 16, 2020
Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in the Reference Asset or any of the constituent stocks of the Reference Asset (the “Reference Asset Constituent Stocks”). By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset Constituent Stock or any rights as a holder of a Reference Asset Constituent Stock, including without limitation, any voting rights or rights to receive any dividends or other distributions.
As described on the cover of this pricing supplement, JPMS and its affiliates have agreed to act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-10.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-10 of this pricing supplement.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	064159XU5 / US064159XU51
Type of Notes:	Contingent Barrier Digital Notes
Reference Asset:	The Nasdaq-100 Index® (Bloomberg Ticker: NDX)
Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $1,750,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Trade Date:	October 16, 2020
Original Issue Date:
October 21, 2020

Delivery of the Notes will be made against payment therefor on the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on or prior to the second business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Averaging Dates:	October 25, 2021, October 26, 2021, October 27, 2021, October 28, 2021 and October 29, 2021
Maturity Date:	November 3, 2021
Payment at Maturity:
◾          If the Final Value is equal to or greater than the Barrier Value, you will receive a cash payment per Note calculated as follows:

$1,000 + ($1,000 x Digital Return)

If the Final Value is equal to or greater than the Barrier Value, you will receive the maximum payment at maturity of $1,096.50 per $1,000 Principal Amount, regardless of any increase of the Reference Asset beyond the Digital Return, which may be significant.

◾          If the Final Value is less than the Barrier Value, you will receive a cash payment per Note, if anything, calculated as follows:

$1,000 + ($1,000 x Reference Asset Return)

If the Final Value is less than the Barrier Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:
The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows:

Final Value – Initial Value
Initial Value

For the avoidance of doubt, the Reference Asset Return may be a negative value.

Digital Return:
9.65%. Accordingly, if the Final Value is equal to or greater than the Barrier Value, you will receive the Digital Return, which entitles you to a maximum payment at maturity of $1,096.50 per $1,000 Principal Amount.

Closing Value:
As used herein, the “Closing Value” of the Reference Asset on any date will be determined based upon the closing value published on the Bloomberg Professional® service (“Bloomberg”) page “NDX <Index>” or any successor page on Bloomberg or any successor service, as applicable, on such date

Initial Value:	11,852.17, which is the Closing Value of the Reference Asset on the Trade Date
Final Value:	The arithmetic average of the Closing Values of the Reference Asset on each of the Averaging Dates
Barrier Value:	9,481.74, which is equal to 80.00% of the Initial Value, rounded to two decimal places
Market Disruption Events and other Postponements:
If a Market Disruption Event occurs or is continuing on an Averaging Date, such Averaging Date will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing with respect to the Reference Asset and (ii) which is not otherwise a day on which another Averaging Date occurs or is deemed to occur. If such postponement occurs, the Closing Value of the Reference Asset for the relevant Averaging Date will be determined by the Calculation Agent by reference to the Closing Value on the first succeeding Valid Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the originally scheduled Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date (irrespective of whether that eighth Trading Day is already an Averaging Date) and (2) the Calculation Agent shall determine or estimate (if not determinable) the Closing Value of the Reference Asset on such day as described in more detail in “General Terms of the Notes” in the accompanying product prospectus supplement.

If an Averaging Date is not a Trading Day (as defined in the product prospectus supplement) with respect to the Reference Asset, such date will be postponed in the same manner as if a Market Disruption Event had occurred on such date. If an Averaging Date is postponed, the Maturity Date will be postponed by the same number of Business Days from the originally scheduled final Averaging Date to such date as postponed. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day.

Adjustments to the Reference Asset:
The Reference Asset and the terms of the Notes, including without limitation the Initial Value, Final Value and Barrier Value are subject to adjustment, as described under “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” in the accompanying product prospectus supplement

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax

Redemption” in the accompanying product prospectus supplement
Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-15 in the accompanying product prospectus supplement, as modified by this pricing supplement

Business Day:	New York and Toronto
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 26, 2018, as supplemented by the prospectus supplement dated December 26, 2018 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated December 26, 2018, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product prospectus supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Prospectus Supplement (Equity Index Linked Notes, Series A) dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002483/bn50682441-424b2.htm
Prospectus Supplement dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000091412118002473/bn50676984-424b3.htm
Prospectus dated December 26, 2018:
http://www.sec.gov/Archives/edgar/data/9631/000119312518357537/d677731d424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:
•	You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
•	You believe that the Final Value will be equal to or greater than the Barrier Value
•	You understand and accept that any positive return on the Notes is fixed and you will not participate in any increase in the level of the Reference Asset beyond the Digital Return of 9.65%
•	You are willing to accept the market risks associated with the Reference Asset
•	You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Asset Constituent Stocks
•	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
•
You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 100% of your investment in the Notes
•	You believe that the Final Value will be less than the Barrier Value
•	You seek an investment that participates fully in any positive performance of the Reference Asset
•	You are unwilling to accept the market risks associated with the Reference Asset
•	You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or distributions on the Reference Asset Constituent Stocks
•	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
•	You are unwilling to assume the credit risk of the Bank for all payments under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-6 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 5 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL PAYMENTS AT MATURITY ON THE NOTES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Value and Barrier Value are set forth under “Summary” above. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Key Terms and Assumptions
Hypothetical Initial Value:	100.00
Hypothetical Barrier Value:	80.00, which is 80.00% of the hypothetical Initial Value
Digital Return:	9.65%

Final Value	Reference Asset Return	Payment at Maturity (per Note)	Total Return on the Notes
150.00	50.00%	$1,096.50	9.65%
140.00	40.00%	$1,096.50	9.65%
130.00	30.00%	$1,096.50	9.65%
120.00	20.00%	$1,096.50	9.65%
110.00	10.00%	$1,096.50	9.65%
109.65	9.65%	$1,096.50	9.65%
105.00	5.00%	$1,096.50	9.65%
100.00	0.00%	$1,096.50	9.65%
90.00	-10.00%	$1,096.50	9.65%
85.00	-15.00%	$1,096.50	9.65%
80.00	-20.00%	$1,096.50	9.65%
79.00	-21.00%	$790.00	-21.00%
70.00	-30.00%	$700.00	-30.00%
50.00	-50.00%	$500.00	-50.00%
20.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%
Example 1: The value of the Reference Asset increases to a Final Value of 105.00.
Because the Final Value is equal to or greater than the Barrier Value, you will receive a Payment at Maturity of $1,096.50 per Note, calculated as follows:

$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 9.65%) = $1,096.50
The total return per Note is 9.65%.
Example 2: The value of the Reference Asset increases to a Final Value of 150.00.
Because the Final Value is equal to or greater than the Barrier Value, you will receive a Payment at Maturity of $1,096.50 per Note, calculated as follows:

$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 9.65%) = $1,096.50
The total return per Note is 9.65%.

Example 3: The value of the Reference Asset decreases to a Final Value of 90.00.
Because the Final Value is equal to or greater than the Barrier Value, you will receive a Payment at Maturity of $1,096.50 per Note, calculated as follows:

$1,000 + ($1,000 x Digital Return)
$1,000 + ($1,000 x 9.65%) = $1,096.50
The total return per Note is 9.65%.
Example 4: The value of the Reference Asset decreases to a Final Value of 50.00.
Because the Final Value is less than the Barrier Value, you will receive a Payment at Maturity of $500.00 per Note, calculated as follows:

$1,000 + ($1,000 x Reference Asset Return)
$1,000 + ($1,000 x -50.00%) = $500.00
The total return per Note is -50.00%.

ADDITIONAL RISKS
An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 5 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product prospectus supplement, accompanying prospectus supplement and accompanying prospectus.
No interest
The Notes will not bear interest and, accordingly, you will not receive any payments on the Notes other than the Payment at Maturity.
Your investment in the Notes may result in a substantial loss
If the Final Value is less than the Barrier Value, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value. You may lose up to 100.00% of your investment in the Notes.
Any potential positive return on the Notes is fixed and limited to the Digital Return
Your potential return on the Notes is fixed and is limited to the Digital Return. You will receive the Digital Return only if the Final Value is equal to or greater than the Barrier Value. You will not participate in any appreciation of the Reference Asset beyond the Digital Return, which may be significant, even though you will be exposed to the downside market risk of the Reference Asset. If the Final Value is less than the Barrier Value, you will be fully exposed to the negative performance of the Reference Asset and you could lose all or a substantial portion of your investment in the Notes.
The return on the Notes may change significantly despite only a small difference in the degree of change of the Reference Asset between the Initial Value and the Final Value
The return on the Notes may change significantly despite only a small difference in the degree of change of the Reference Asset from the Initial Value to the Final Value. For example, if the Final Value of the Reference Asset is equal to the Barrier Value, you would receive a positive return on the Notes that is equal to the Digital Return, whereas a decline of the Reference Asset to a Final Value that is only slightly lower than the Barrier Value would instead result in a percentage loss on the Notes that is equal to the Reference Asset Return. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the Reference Asset Return of the Reference Asset.
The Payment at Maturity is not linked to the value of the Reference Asset at any time other than on the arithmetic average of the Closing Values on each of the Averaging Dates
The Payment at Maturity will be based on the Final Value, which will be equal to the arithmetic average of the Closing Values on each of the Averaging Dates. In calculating the Final Value, the more positive performance of the Reference Asset on one or more Averaging Dates will be moderated and may be wholly offset or even reversed by the lesser performance of the Reference Asset on other Averaging Dates. The Final Value may be less than the Barrier Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of the Reference Asset is equal to or greater than the Barrier Value on one or more Averaging Dates. If the value of the Reference Asset drops on one or more Averaging Dates, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the value of the Reference Asset at any time prior to such drop(s).
The Notes are subject to market risk associated with the Reference Asset
The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the performance of the Reference Asset Constituent Stocks. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Stocks and, therefore, the Reference Asset.
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest-bearing debt security of the Bank.

Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, accompanying prospectus supplement and accompanying product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.
The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
The Bank’s initial estimated value of the Notes at the time of pricing (when the terms of your Notes were set on the Trade Date) is lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with SCUSA or another affiliate.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models when the terms of the Notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes was determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” above. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” below.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “The Notes lack liquidity” below.
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the price of the Reference Asset or the value of, or return on, the Notes.
Investors should investigate the Reference Asset and the Reference Asset Constituent Stocks as if making a hypothetical direct investment in the Reference Asset Constituent Stocks
Investors should conduct their own diligence of the Reference Asset and Reference Asset Constituent Stocks as an investor would if it were making a hypothetical direct investment in the Reference Asset Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Asset or the Reference Asset Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Asset or the Reference Asset Constituent Stocks could affect any Payment at Maturity. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Asset or the Reference Asset Constituent Stocks.
Holding the Notes is not the same as holding the Reference Asset Constituent Stocks
Holding the Notes is not the same as holding the Reference Asset Constituent Stocks. For instance, your potential return on the Notes is fixed and limited to the Digital Return. Furthermore, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of any Reference Asset Constituent Stocks would enjoy.
The Notes are subject to risks associated with non-U.S. securities markets
The value of, and return on, your Notes is based on the performance of the Reference Asset, which is comprised, in part, of stocks of one or more non-U.S. companies. Investments linked to the value of non-U.S. companies involve particular risks. Non-U.S. companies may be more volatile and affected by global or domestic market developments in a different way than are the U.S. companies or the securities of companies incorporated in other countries. Both government intervention either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.
The prices of securities of non-U.S. companies are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations in the rate of exchange between currencies. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effect of Brexit is uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Reference Asset reflects price return only and not total return
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Notes will not include such a total return feature or dividend component.
Past performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset
The value of the Reference Asset has fluctuated in the past and may in the future experience significant fluctuations. The historical performance of the Reference Asset is not an indication of future performance. The performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to its historical performance.
The Bank cannot control actions by the sponsor of the Reference Asset and such sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor of the Reference Asset and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Notes, (ii) volatility of the Reference Asset and the market’s perception of future volatility of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated value of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product prospectus supplement.

The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.
Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final Averaging Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.
The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include issuers of the Reference Asset Constituent Stocks and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the Reference Asset and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.
You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this document regarding the Reference Asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the Reference Asset. You should make your own investigation into the Reference Asset.
Nasdaq-100 Index®
The Nasdaq-100 Index®, which we also refer to in this description as the “index”:
•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	has a base date of January 31, 1985, with a base value of 125.00, as adjusted; and
•	is calculated, maintained and published by Nasdaq, Inc.
The Nasdaq-100 Index® is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The Nasdaq-100 Index® is a “price return” index and is calculated using a modified market capitalization-weighted methodology. We have derived all information contained in this pricing supplement regarding the Nasdaq-100 Index® from publicly available information. Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
As of September 30, 2020, the 100 stocks included in the Nasdaq-100 Index® were classified into ten industry sectors (with the approximate percentage currently included in such sectors indicated in parentheses): Technology (56.64%), Consumer Services (22.25%), Consumer Goods (7.89%), Health Care (6.48%), Industrials (4.69%), Telecommunications (1.22%), Utilities (0.61%), Basic Materials (0.22%), Oil & Gas (0.00%) and Financials (0.00%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The top ten constituent stocks of the Nasdaq-100 Index® as of September 30, 2020, by weight, are: Apple Inc. (13.42%), Microsoft Corporation (10.78%), Amazon.com Inc. (10.69%), Facebook Inc. (4.27%), Tesla, Inc. (3.45%), Alphabet Inc. Class A (3.42%), Alphabet Inc. Class C (3.32%), NVIDIA Corporation (2.89%), Adobe Inc. (2.03%) and PayPal Holdings, Inc. (2.00%).
Security Eligibility Criteria
Eligible security types generally include American depositary receipts, common stocks, ordinary shares, tracking stocks, shares of beneficial interest, and limited partnership interests. If the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the "issuer" are references to the underlying security and the total shares outstanding (“TSO”) is the actual depositary shares outstanding as reported by the depositary banks.
If an issuer has listed multiple security classes, all security classes are eligible, subject to meeting all other security eligibility criteria.
The issuer of the security's primary U.S. listing must exclusively be listed on the Nasdaq Global Select Market or the Nasdaq Global Market. If the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a registered options market in the U.S. or be eligible for listed options trading on a registered options market in the U.S.
The security must be classified as a non-financial company (those companies that are classified under any industry code other than 8000) according to the Industry Classification Benchmark, a product of FTSE International Limited licensed for this use.
There is no market capitalization eligibility criterion. Each security must have a minimum average daily trading volume of 200,000 shares (measured over the three calendar months ending with the month that includes the reconstitution reference date).
The security must have traded for at least three full calendar months, not including the month of initial listing, on an eligible exchange, which includes Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. There is no float eligibility criterion.

The issuer of the security generally may not currently be in bankruptcy proceedings.
The issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the Nasdaq Index Management Committee.
Index Calendar
Nasdaq selects constituents once annually in December. The security eligibility criteria are applied using market data as of the end of October and TSO as of the end of November. Index reconstitutions are announced in early December and become effective after the close of trading on the third Friday in December.
The Nasdaq-100 Index® is rebalanced on a quarterly basis in March, June, September and December. The Nasdaq-100 Index® rebalance uses the TSO and last sale price of all index securities as of the prior month-end (February, May, August and November respectively). Index rebalance changes are announced in early March, June, September and December and become effective after the close of trading on the third Friday in March, June, September and December. A special rebalance may be conducted at any time based on the weighting restrictions described in the index rebalance procedure if it is determined to be necessary to maintain the integrity of the Nasdaq-100 Index®.
Constituent Selection
A reconstitution is conducted on an annual basis, at which time all eligible issuers, ranked by market capitalization, are considered for index inclusion based on the following order of criteria.
•	The top 75 ranked issuers will be selected for inclusion in the Nasdaq-100 Index®.
•	Any other issuers that were already members of the Nasdaq-100 Index® as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the Nasdaq-100 Index®.
•
In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by current index members that were in the top 100 at the previous reconstitution but are ranked in positions 101-125 in the current reconstitution.

•
In the event that fewer than 100 issuers pass the first three criteria, the remaining positions will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the Nasdaq-100 Index® as of the reference date.

Constituent Weighting
Constituent Weighting Scheme
The Nasdaq-100 Index® is a modified market capitalization-weighted index.
Constituent Weighting Process
The Nasdaq-100 Index®’s quarterly weight adjustment employs a two-stage weight adjustment scheme according to issuer-level constraints.
Index securities’ initial weights are determined using up to two calculations of market capitalization: TSO-derived market capitalization and index share-derived market capitalization. TSO-derived market capitalization is defined as a security’s last sale price times its total shares outstanding. Index share-derived market capitalization is defined as a security’s last sale price times its updated index shares as of the prior month end. Both TSO-derived and index share-derived market capitalizations can be used to calculate TSO-derived and index share-derived initial index weights by dividing each index security’s (TSO- or index share-derived) market capitalization by the aggregate (TSO- or index share-derived) market capitalization of all index securities.
When the rebalance coincides with the reconstitution, only TSO-derived initial weights are used. When the rebalance does not coincide with the reconstitution, index share-derived initial weights are used when doing so results in no weight adjustment; otherwise, TSO-derived weights are used in both stages of the weight adjustment procedure. Issuer weights are the aggregated weights of the issuers’ respective index securities.
Stage 1. If no initial issuer weight exceeds 24%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:
•	No issuer weight may exceed 20% of the Nasdaq-100 Index®.
Stage 2. If the aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% does not exceed 48%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following Stage 2 constraint, producing the final weights:

•	The aggregate weight of the subset of issuers whose Stage 1 weights exceed 4.5% is set to 40%.
Annual Weight Adjustment
The Nasdaq-100 Index®’s annual weight adjustment employs a two-stage weight adjustment scheme according to security-level constraints. Index securities’ initial weights are determined via the quarterly weight adjustment procedure.
Stage 1. If no initial security weight exceeds 15%, initial weights are used as Stage 1 weights; otherwise, initial weights are adjusted to meet the following Stage 1 constraint, producing the Stage 1 weights:
•	No security weight may exceed 14% of the Nasdaq-100 Index®.
Stage 2. If the aggregate weight of the subset of index securities with the five largest market capitalizations is less than 40%, Stage 1 weights are used as final weights; otherwise, Stage 1 weights are adjusted to meet the following constraints, producing the final weights:
•	The aggregate weight of the subset of index securities with the five largest market capitalizations is set to 38.5%.
•
No security with a market capitalization outside the largest five may have a final index weight exceeding the lesser of 4.4% or the final index weight of the index security ranked fifth by market capitalization.

Nasdaq-100 Index® Calculation
The discussion below describes the “price return” calculation of the Nasdaq-100 Index®. As compared to the gross total return or net total return versions of the Nasdaq-100 Index®, the price return version is ordinarily calculated without regard to ordinary cash dividends on the Nasdaq-100 Index® stocks. However, all Nasdaq-100 Index® calculations reflect special cash dividends.
The Nasdaq-100 Index® is a modified market capitalization-weighted index. The value of the Nasdaq-100 Index® equals the Nasdaq-100 Index® market value divided by the Nasdaq-100 Index® divisor. The overall Nasdaq-100 Index® market value is the aggregate of each Nasdaq-100 Index® stock’s market value, as may be adjusted for any corporate actions. A Nasdaq-100 Index® stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the Nasdaq-100 Index®. In other words, the value of the Nasdaq-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the Nasdaq-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the Nasdaq-100 Index®.
The price return Nasdaq-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the Nasdaq-100 Index® divided by (ii) the previous day Nasdaq-100 Index® value.
If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.
Index Maintenance
Deletion Policy
If, at any time other than an index reconstitution, Nasdaq determines that an index security has or will undergo a fundamental alteration that would make it ineligible for index inclusion, the index security is removed as soon as practicable.
Such alterations may include:
•	A listings switch to an ineligible index exchange.
•	Merger, acquisition, or other major corporate event that would adversely impact the integrity of the Nasdaq-100 Index®.
•	If the security is reclassified as a financial company (those companies that are classified under Industry code 8000).
•	If the issuer has an adjusted market capitalization below 0.10% of the aggregate adjusted market capitalization of the Nasdaq-100 Index® for two consecutive month ends.
In the case of mergers and acquisitions, the effective date for the removal of an index issuer or security will be largely event-based, with the goal to remove the issuer or security as soon as completion of the acquisition or merger has been deemed highly probable. Notable events include, but are not limited to, completion of various regulatory reviews, the conclusion of material lawsuits and/or shareholder and board approvals.
If at the time of the removal of the index issuer or security there is not sufficient time to provide advance notification of the replacement issuer or security so that both the removal and replacement can be effective on the same day, the index issuer or security being removed will be retained and persisted in the index calculations at its last sale price until the effective date of the replacement issuer or security’s entry to the Nasdaq-100 Index®.
Replacement Policy
Securities may be added to the Nasdaq-100 Index® outside of the index reconstitution when there is a deletion. The index security (or all index securities under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the Nasdaq-100 Index®. The issuer with the largest market capitalization as of the prior month end which is not in the Nasdaq-100 Index® will replace the deleted issuer.
For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, Nasdaq may decide to remove the index security from the Nasdaq-100 Index® in conjunction with the index reconstitution and/or index rebalance effective date.
Corporate Actions
In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the Nasdaq-100 Index®.
At the quarterly rebalancing, no changes are made to the Nasdaq-100 Index® from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.
Special Cash Dividends
A special cash dividend is a cash payment by the issuer of the index security to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the Nasdaq-100 Index® if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.
The start of day price of the index security is adjusted downward for the amount of the special cash dividend with no adjustment to the index shares resulting in a change to the divisor.
Return of Capital
A return of capital is a cash distribution paid from the company’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular vs. special) of each return of capital event based on whether the payment fits with the company’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.
Liquidation Distributions
A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq treats liquidation distributions in the same manner as special dividends.
Stock Split / Stock Dividend / Bonus Issue
A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index security based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.
Cash and Stock Dividend
An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the Nasdaq-100 Index® before the stock dividend unless otherwise indicated.
Optional Dividend
An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index security in the manner the dividend is announced.
Reverse Stock Split / Consolidation
A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index security based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.
Rights Offering / Issue
An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.
Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.
Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.
Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index security, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index security. The price is adjusted downward for the value of the right.
The index shares are increased to reflect the full exercise of the rights offering. The number of additional index shares is determined by multiplying the number of rights issued per index security by the current number of index shares, then dividing that product by the number of rights required to purchase one new index security. This results in a divisor adjustment.
If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out-ofthe money) of the index security on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index security, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index security.
Stock Distribution of Another Security
An issuer may distribute shares of a different class or class of shares of another existing company to shareholders of the index security.
The price of the index security will be adjusted downward to reflect the value of the distribution. The value of the distribution is calculated as the last sale price of the distributed security multiplied by the distribution ratio and no adjustment will be made to the index shares. This will result in a divisor adjustment.
Spin-offs
A spin-off or de-merger occurs when an issuer (the parent) “spins off” a business it owns into a separate new issuer (the spinco). The spinco takes assets, intellectual property, technology, and/or existing products from the parent and forms its own company. Shares of the spinco are distributed to the shareholders of the parent at a ratio established by the parent. It is expressed as the ratio of new shares in the spinco to the existing shares in the parent.
If the parent is an index security and there is a when-issued market for the spinco, the price of the parent is adjusted downward for the value of the spinco. The value of the spinco is calculated as the spin-off ratio multiplied by the when-issued last sale price of the spinco. There is no adjustment to the index shares of the parent. This will result in a divisor adjustment. The spinco is not added to the Nasdaq-100 Index®.
If there is no when-issued market for the spinco, then no price or index share adjustment is made to the index security. The spinco is not added to the Nasdaq-100 Index®.
Tracking Stocks
A separate line of stock which is issued for the purpose of “tracking” the financial performance of a particular business line, division or subsidiary of a company is often referred to as a “tracking stock.” The pro-rata distribution of a newly issued tracking stock to existing shareholders of the “parent” company is handled in accordance with the guidelines for spin-offs. A similar distribution of a pre-existing tracking stock is handled as a stock distribution of another security.
Mergers & Acquisitions (M&A)
A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the issuer of the index security is the company being acquired, the index security is removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion occurs once results have been received that indicate the acquisition will likely be successful. If the approval is by written consent, then the removal occurs as soon as reasonably practical thereafter.
When the acquiring company is an index security, it may incur an increase in its index shares if the acquisition involves an exchange of stock as payment.
Additions / Deletions
The addition or deletion of a security will generally result in a divisor change. Index securities are added or removed from the Nasdaq-100 Index® at their last sale price on the day prior to the effective date of the change.
Halted Securities
If an index security, at the time of its removal from the Nasdaq-100 Index®, is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index security may, at Nasdaq’s discretion, be removed at a price of 0.00000001 (“zero price”). This price is applied to the index security after the close of all the trading markets in the Nasdaq-100 Index® but prior to the time the official closing value of the Nasdaq-100 Index® is disseminated.
Index Share and TSO Changes
A security’s index shares may change as a result of events other than those corporate actions/events noted above. If a change in TSO arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.
Bankruptcy
In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.
If the index constituent is still available for trading on its primary exchange, it is removed from the Nasdaq-100 Index® at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. When no sufficiently reliable price exists, the security is removed at a price of zero.
Sanctions
Generally, Nasdaq Indices will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:
Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the Nasdaq-100 Index®.
Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.
Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.
Other Adjustments
Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure Nasdaq-100 Index® and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the Nasdaq-100 Index®, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance
The Nasdaq Index Management Committee approves all new index methodologies. This committee is comprised of full-time professional members of Nasdaq. The committee meets regularly, and reviews items including, but not limited to, pending corporate actions that may affect index constituents, statistics comparing the composition of the indexes to the market, companies that are being considered as candidates for addition to an index, and any significant market events.
Discretionary Adjustment
The index methodology was created by Nasdaq to achieve the aforementioned objective of measuring the underlying purpose of the Nasdaq-100 Index®. Any deviations from the index methodology are made in the sole judgment and discretion of Nasdaq so that the Nasdaq-100 Index® continues to achieve its objective.
License Agreement
Nasdaq, Inc. and the Bank have agreed to enter into a non-exclusive license agreement providing for the license to the Bank, in exchange for a fee, of the right to use the Nasdaq-100 Index®, which is owned and published by Nasdaq, Inc. in connection with the notes. The license agreement between Nasdaq, Inc. and the Bank provides that the following language must be stated in this pricing supplement:
The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc., together with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to the Bank (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq, Inc. without regard to Licensee or the notes. Nasdaq, Inc. has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.
THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information

We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg. The graph below illustrates the performance of the Reference Asset from January 1, 2015 through October 16, 2020. The dotted line represents the Barrier Value of 9,481.74, which is equal to 80.00% of the Initial Value.

The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the Reference Asset over the term of the Notes. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

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MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” on page PS-27 of the accompanying product prospectus supplement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.
Except to the extent otherwise required by law, BNS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisor regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuers of any Reference Asset Constituent Stocks would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of a Note upon a taxable disposition (including cash settlement) of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent Stocks or your Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the issuers of the Reference Asset Constituents).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to JPMS. JPMS and its affiliates have agreed to act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from BNS or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product prospectus supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.
Conflicts of interest
SCUSA is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

VALIDITY OF THE NOTES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated November 30, 2018 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on November 30, 2018.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 30, 2018, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on November 30, 2018.